Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Investor Relations: Rainey Mancini rmancini@estee.com Media Relations: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES TO ISSUE $600 MILLION OF SENIOR NOTES

New York, NY, March 1, 2021 -- The Estée Lauder Companies Inc. (NYSE: EL) today announced the offering and pricing of $600 million aggregate principal amount of 1.950% Senior Notes due 2031.

The offering was made pursuant to an effective registration statement filed by The Estée Lauder Companies Inc. with the Securities and Exchange Commission and effective as of May 21, 2018. The closing of the offering is expected to occur on or about March 4, 2021.

The Company intends to use the net proceeds of the offering for general corporate purposes, which may include funding a portion of the purchase price to increase its investment in DECIEM Beauty Group Inc., operating expenses, working capital, capital expenditures and redemption and repayment of short-term or long-term borrowings, including refinancing the 1.700% Senior Notes due May 10, 2021. Pending any specific application, the Company may initially invest funds in short-term marketable securities.

BofA Securities, Inc., BNP Paribas Securities Corp., Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and MUFG Securities Americas Inc. are the joint book-running managers for the offering. Copies of the prospectus supplement and accompanying prospectus may be obtained, when available, by contacting BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attn: Prospectus Department, by telephone at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com; BNP Paribas Securities Corp., 787 Seventh Avenue, New York, New York 10019, or by telephone at 1-800-854-5674 or by email at new.york.syndicate@bnpparibas.com; Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526, by facsimile at 212-902-9316 or by email at prospectus-ny@ny.email.gs.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-800-831-9146 or by email at prospectus@citi.com; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn: Investment Grade Syndicate Desk or by calling collect at 1-212-834-4533; or MUFG Securities Americas Inc., 1221 Avenue of the Americas, 6th Floor, New York, New York 10020 or by telephone at 1-877-649-6848.

An electronic copy of the prospectus supplement and accompanying prospectus will also be available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of these notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the notes became effective on May 21, 2018, and this offering is being made by means of a prospectus supplement.

About The Estée Lauder Companies Inc.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, Tommy Hilfiger, M·A·C, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford Beauty, Smashbox, Ermenegildo Zegna, AERIN, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, Kilian Paris, BECCA, Too Faced and Dr. Jart+.